Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Avalon GloboCare Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share, to be offered by the issuer	(1)	457(o)		$	$5,000,000.00	0.0001381	$690.50

Total Offering Amounts:							$5,000,000.00		690.50
Total Fees Previously Paid:									0.00
Total Fee Offsets:
Net Fee Due:									$690.50

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Offering Note(s)

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Calculated under Section 6(b) of the Securities Act as .0001381 times the proposed maximum aggregate offering price.